Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

August 4, 2014

by and between

PEOPLES BANCORP INC.

and

NB&T Financial Group, Inc.

i

6.17	Regulatory Matters	58
6.18	Indemnification	58
6.19	Environmental Assessments	58
6.20	Exemption From Section 16 Liability	58
6.21	Board Seats	59
6.22	Community Involvement	59
6.23	NASDAQ Listing	59
6.24	Tax Treatment	59
6.25	Tax Representation Letters	59
ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER; CLOSING		59
7.01	Conditions to Each Party’s Obligation to Effect the Merger	59
7.02	Conditions to Obligation of NB&T Financial	60
7.03	Conditions to Obligation of Peoples	61
7.04	Closing	62
ARTICLE VIII - TERMINATION		62
8.01	Termination	62
8.02	Effect of Termination and Abandonment; Enforcement of Agreement	64
8.03	Termination Fee	64
ARTICLE IX - MISCELLANEOUS		65
9.01	Survival	65
9.02	Waiver; Amendment	65
9.03	Counterparts	65
9.04	Governing Law	65
9.05	Expenses	65
9.06	Notices	65
9.07	Entire Understanding; No Third Party Beneficiaries	66
9.08	Interpretation; Effect	66
9.09	Waiver of Jury Trial	66
9.10	Successors and Assigns; Assignment	67

EXHIBIT A    Form of Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2014 (hereinafter referred to as this “Agreement”), by and between Peoples Bancorp Inc., an Ohio corporation (hereinafter referred to as “Peoples”), and NB&T Financial Group, Inc., an Ohio corporation (hereinafter referred to as “NB&T Financial”).
WITNESSETH
WHEREAS, Peoples is a registered financial holding company and owns all of the outstanding shares of Peoples Bank, National Association, a national bank (hereinafter referred to as “Peoples Bank”);
WHEREAS, NB&T Financial is a registered financial holding company and owns all of the outstanding shares of The National Bank and Trust Company, a national bank (hereinafter referred to as “NBTC”);
WHEREAS, the Boards of Directors of Peoples and NB&T Financial believe that the merger of NB&T Financial with and into Peoples, followed by the merger of NBTC with and into Peoples Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Peoples and NB&T Financial;
WHEREAS, the Boards of Directors of Peoples and NB&T Financial have each approved this Agreement and the transactions contemplated hereby; and
WHEREAS, the parties intend this merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, Peoples and NB&T Financial, intending to be legally bound, hereby agree as follows:

ARTICLE I
Certain Definitions
1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“401K Determination Letter” has the meaning set forth in Section 6.10(c).
“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).
“Acquisition Proposal” has the meaning set forth in Section 6.06(f)(ii).
“Acquisition Transaction” has the meaning set forth in Section 6.06(f)(iii).

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“Agreement to Merge” has the meaning set forth in Section 2.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” means the Bank Holding Company Act of 1956, as amended.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” has the meaning set forth in the Recitals.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(n)(i).
“Consultants” has the meaning set forth in Section 5.03(n)(i).
“Continuing Employees” has the meaning set forth in Section 6.10(a)(i).
“Credit Facility Agreements” has the meaning set forth in Section 6.24.
“Determination Date” has the meaning set forth in Section 8.01(g).
“Directors” has the meaning set forth in Section 5.03(n)(i).
“Disclosure Schedule” has the meaning set forth in Section 5.01.
“Dissenting Shares” means any NB&T Financial Common Shares held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the OGCL.
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.
“Employees” has the meaning set forth in Section 5.03(n)(i).
“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.03(n)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(n)(iii).
“ESOP Determination Letter” has the meaning set forth in Section 6.10(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(b).
“Exchange Ratio” shall mean 0.9319.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FDIC Loss Share Agreement” means that certain Purchase and Assumption Agreement, along with all exhibits, schedules and addendums, dated as of March 19, 2010, by and among, the FDIC, as receiver for American National Bank, NBTC and the FDIC.
“Final Index Price” has the meaning set forth in Section 8.01(g).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Group” has the meaning set forth in Section 13(d) under the Exchange Act.
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Independent Trustee” has the meaning set forth in Section 6.02(b).
“Index” has the meaning set forth in Section 8.01(g).
“Index Ratio” has the meaning set forth in Section 8.01(g).
“Information” has the meaning set forth in Section 6.16.
“Initial Index Price” has the meaning set forth in Section 8.01(g).
“IRS” has the meaning set forth in Section 5.03(n)(ii).
“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 5.03(f)(i).
“Knowledge” means, with respect to Peoples, the Knowledge of any officer of Peoples with the title of Chief Executive Officer, President, Chief Financial Officer, Executive Vice President, Compliance Officer or Senior Vice President/Corporate Counsel, and, with respect to NB&T Financial and NBTC, the Knowledge of any officer of NB&T Financial or NBTC with the title of Chief Executive Officer, President, Chief Financial Officer, Senior Vice President or Compliance Officer. An officer of Peoples or NB&T Financial or NBTC shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such officer’s duties.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).
“Material Adverse Effect” means, with respect to Peoples or NB&T Financial, as the context may require, any effect that (i) is (A) material and adverse to the financial position, results of operations or business of Peoples and its Subsidiaries, taken as a whole, or (B) material and adverse to the financial position, results of operations or business of NB&T Financial and its Subsidiaries, taken as a whole, or (ii) is reasonably likely to materially impair the ability of either Peoples or NB&T Financial to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions, changes in prevailing interest and deposit rates and GAAP or regulatory accounting requirements; (b) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; (c) changes resulting from actions or omissions of a party which have been taken with the prior written consent of the other party or as required by this Agreement; (d) changes in policies and procedures of NB&T Financial taken pursuant to Section 6.08 of this Agreement; (e) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters or acts of God; or (f) changes resulting from the announcement of this Agreement and the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 5.03(l)(ii).
“Merger” collectively refers to the Parent Merger and the Subsidiary Merger.
“Merger Consideration” means the aggregate of the Per Share Cash Consideration, the Per Share Stock Consideration and the Option Cash-Out Amounts.
“NB&T Financial” has the meaning set forth in the preamble to this Agreement.
“NB&T Financial Articles” means the Amended and Restated Articles of Incorporation of NB&T Financial, as amended.
“NBTC 401(k) Plan” has the meaning set forth in Section 6.10(c).
“NBTC” has the meaning set forth in the recitals to this Agreement.
“NBTC’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio.
“NB&T Financial Board” means the Board of Directors of NB&T Financial.
“NB&T Financial Common Shares” means the shares of common stock, without par value, of NB&T Financial.
“NB&T Financial ESOP” has the meaning set forth in Section 5.03(b)(i).
“NB&T Financial Group” has the meaning set forth in Section 5.03(q)(vii).
“NB&T Financial Meeting” has the meaning set forth in Section 5.03(f)(i).
“NB&T Financial Options” has the meaning set forth in Section 3.04(a).
“NB&T Financial Option Plans” means the InterCounty Bancshares, Inc. Nonqualified Stock Option Plan, the NB&T Financial Group, Inc. Amended and Restated 2006 Equity Plan and the NB&T Financial Group, Inc. 2014 Equity Plan.
“NB&T Financial Preferred Shares” has the meaning set forth in Section 5.03(b)(i).
“NB&T Financial Recommendation” has the meaning set forth in Section 6.02(b).

“NB&T Financial Regulations” means the regulations of NB&T Financial, as amended.
“NB&T Financial’s SEC Reports” has the meaning set forth in Section 5.03(g)(ii).
“NB&T Financial Shareholder Adoption” has the meaning set forth in Section 5.03(d).
“NB&T Financial Shares” has the meaning set forth in Section 5.03(b)(i).
“Notice Period” has the meaning set forth in Section 6.06(d)(ii).
“OCC” means the Office of the Comptroller of the Currency.
“Old Certificates” has the meaning set forth in Section 3.03(c)(i).
“OGCL” means the Ohio General Corporation Law.
“OSS” means the Office of the Secretary of State of the State of Ohio.
“Option Cash-Out Amount” has the meaning set forth in Section 3.04(a).
“Parent Merger” has the meaning set forth in Section 2.01(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” has the meaning set forth in Section 5.03(n)(ii).
“Peoples” has the meaning set forth in the preamble to this Agreement.
“Peoples Articles” means the Articles of Incorporation of Peoples, as amended.
“Peoples Bank” has the meaning set forth in the recitals to this Agreement.
“Peoples Board” means the Board of Directors of Peoples.
“Peoples Board Deferred Compensation Plan” means the Third Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.
“Peoples Common Shares” means shares of common stock, without par value, of Peoples.
“Peoples Equity Plan” means the Peoples’ Second Amended and Restated 2006 Equity Plan, as amended.
“Peoples Group” has the meaning set forth in Section 5.04 (p)(vi).

“Peoples Market Price” has the meaning set forth in Section 8.01(g).
“Peoples Market Value” has the meaning set forth in Section 8.01(g).
“Peoples Meeting” has the meaning set forth in Section 5.03(f)(i).
“Peoples Regulations” means the regulations of Peoples, as amended.
“Peoples’ SEC Reports” has the meaning set forth in Section 5.04(g)(ii).
“Peoples Shareholder Adoption” has the meaning set forth in Section 5.04(e).
“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).
“Per Share Merger Consideration” means Per Share Cash Consideration and the Per Share Stock Consideration.
“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).
“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
“Phase I” has the meaning set forth in Sections 4.01(v) and 6.19.
“PIPE Transaction” refers to the issuance of up to $43 million in Peoples Common Shares through a private placement and subsequent registration of the resale of such shares with the SEC being conducted by Peoples in conjunction with this Agreement.
“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
“REC” has the meaning set forth in Section 4.01(v).
“Registration Statement” has the meaning set forth in Section 5.03(f)(i).
“Regulatory Authorities” has the meaning set forth in Section 5.03(j)(i).
“Regulatory Order” has the meaning set forth in Section 5.03(j)(i).
“Related Parties” has the meaning set forth in Section 5.03(dd).
“Related Party Agreements” has the meaning set forth in 5.03(dd).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
“Resulting Bank” has the meaning set forth in Section 2.02.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“Sarbanes-Oxley Act” has the meaning set forth in Section 5.03(g)(ii).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Subsidiary” has the meanings ascribed to them in Rule 1‑02 of Regulation S-X of the SEC.
“Subsidiary Merger” has the meaning set forth in Section 2.02.
“Superior Proposal” has the meaning set forth in Section 6.06(f)(i).
“Surviving Corporation” has the meaning set forth in Section 2.01(a).
“Takeover Laws” has the meaning set forth in Section 5.03(p).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Tail Policy” has the meaning set forth in Section 6.18(b).
“Termination Fee” has the meaning set forth in Section 8.03.
“Title Agency” has the meaning set forth in Section 4.02.
“Title Agency Transfer” has the meaning set forth in Section 4.02.
“Treasury” means the United States Department of Treasury.

“Treasury Shares” means NB&T Financial Shares held by NB&T Financial or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
“Vorys” means Vorys, Sater, Seymour and Pease LLP, counsel to NB&T Financial.
“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among Peoples, NB&T Financial and certain shareholders of NB&T Financial.

ARTICLE II
The Merger
2.01    The Parent Merger.

(a)    The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, NB&T Financial shall merge with and into Peoples (the “Parent Merger”), Peoples shall survive the Parent Merger and continue to exist as an Ohio corporation (Peoples, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of NB&T Financial shall cease. At the Effective Time:

(i)    The Peoples Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)    The Peoples Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii)    Subject to Section 6.21, each individual serving as a director of Peoples immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Articles and the Peoples Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Peoples Articles or the Peoples Regulations or as otherwise provided by the OGCL.

(b)    Option to Change Method of Merger. Peoples may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)    Alter or change the amount or kind of consideration to which the holders of NB&T Financial Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)    Materially impede or delay consummation of the transactions contemplated by this Agreement;

(iii)    Cause the Merger to fail to qualify as a “reorganization” within the meaning of Code Section 368(a)(1)(A) of the Code; or

(iv)    Otherwise adversely affect the holders of NB&T Financial Common Shares.

NB&T Financial, if requested by Peoples, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02    The Subsidiary Merger. At the time specified by Peoples Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), NBTC shall merge with and into Peoples Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by NBTC and Peoples Bank and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of NBTC shall cease and Peoples Bank shall survive the Subsidiary Merger and continue to exist as a national bank (Peoples Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of NBTC shall cease.
2.03    Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (a) the filing of the certificate of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.
2.04    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Peoples and NB&T Financial shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III
Merger Consideration
3.01    Merger Consideration
At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:
(a)     Conversion of NB&T Financial Common Shares. Subject to Sections 3.03, 3.04 and 3.05(b), and except as otherwise provided by paragraph (b) of this Section 3.01, each NB&T Financial Common Share (other than Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, as follows, without interest:
(i)    a number of Peoples Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”); and
(ii)    an amount of cash equal to $7.75 (the “Per Share Cash Consideration”).

(b)    Adjustments to the Merger Consideration.
(i)    If the number of NB&T Financial Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of NB&T Financial Common Shares issued and outstanding as of the date hereof, except to the extent such increase is due to the exercise of NB&T Financial Options or the issuance of NB&T Financial Common Shares pursuant to the dividend reinvestment feature of the NB&T Financial ESOP, the Merger Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.
(ii)    If Peoples changes (or establishes a record date for changing) the number of shares of Peoples Common Shares issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Peoples Common Shares, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of NB&T Financial at the Effective Time shall receive Merger Consideration that produces the same economic effect as contemplated by this Agreement prior to such action.
(c)    Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
(d)    Dissenting Shares. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding NB&T Financial Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.
3.02    Rights as Shareholders; Share Transfers. At the Effective Time, holders of NB&T Financial Common Shares shall cease to be, and shall have no rights as, shareholders of NB&T Financial, other than (a) to receive any dividend or other distribution with respect to such NB&T Financial Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Per Share Merger Consideration, or (c) to dissenting shareholders’ rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of NB&T Financial or the Surviving Corporation of any NB&T Financial Common Shares.
3.03    Exchange and Payment Procedures.
(a)    Exchange Agent. Wells Fargo Shareowner Services, or any another transfer agent selected by Peoples, will act as the exchange agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.

(b)    Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or cause to be deposited, with the Exchange Agent cash in an aggregate amount sufficient to make the appropriate payments (i) of the Per Share Cash Consideration, (ii) in lieu of fractional shares pursuant to Section 3.03(d) and (iii) cash payment due to holders of the NB&T Financial Options pursuant to Section 3.04 (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Peoples; provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of NB&T Financial Common Shares. Any interest and other income resulting from such investments shall be paid to Peoples. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the Peoples Common Shares held by it in the Exchange Fund, except that it shall receive and hold in trust for the recipients of the Peoples Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such Peoples Common Shares for the account of the persons entitled thereto. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.
(c)    Exchange Procedures.
(i)    Within five business days after the Effective Time, Peoples shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented NB&T Financial Common Shares (other than Treasury Shares and Dissenting Shares) (“Old Certificates”) or uncertificated shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates, if applicable, or upon delivery of the letter of transmittal in the case of uncertificated shares, to the Exchange Agent, and which shall be in customary form as directed by Peoples and reasonably acceptable to NB&T Financial, and (ii) instructions for use in effecting the surrender of the Old Certificates, if applicable, or the letter of transmittal in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates, if applicable, and a properly completed and duly executed letter of transmittal to the Exchange Agent, and such other documents as may reasonably be required by Peoples or the Exchange Agent, the holders of such Old Certificates or uncertificated shares shall be entitled to receive the number of whole shares of Peoples Common Shares that such holder has the right to receive pursuant to Section 3.01(a)(i) and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 3.01(a)(ii) (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02). Old Certificates so surrendered shall forthwith be canceled. Within ten days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Peoples Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of NB&T Financial Common Shares not registered in the transfer records of NB&T Financial, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such NB&T Financial Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Peoples and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(ii)    No dividends or other distributions declared or made after the Effective Time with respect to Peoples Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Peoples Common Shares hereunder until such Person surrenders his, her or its Old Certificates, if applicable, and the letter of transmittal in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, if applicable, and the letter of transmittal, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Peoples Common Shares represented by such Person’s Old Certificates or uncertificated shares.
(d)    No Fractional Peoples Common Shares. No certificates representing fractional Peoples Common Shares shall be issued upon the surrender for exchange of the Old Certificates, and such fractional Peoples Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Each holder of NB&T Financial Common Shares who would otherwise be entitled to receive a fractional Peoples Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (i) the fractional Peoples Common Share interest to which such holder (after taking into account all NB&T Financial Common Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the average of the daily closing sales prices of a share of Peoples Common Shares as reported on The NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding the Effective Date.
(e)    Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of NB&T Financial for six months after the Effective Time shall be paid to Peoples. Any shareholders of NB&T Financial who have not theretofore complied with this Article III shall thereafter look only to Peoples for payment of the Merger Consideration.
(f)    No Liability. None of Peoples, NB&T Financial or the Exchange Agent shall be liable to any former holder of NB&T Financial Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional Peoples Common Share interest, or any dividends or distributions with respect to Peoples Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(g)    Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance acceptable to Peoples and, if required by Peoples or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Peoples or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of NB&T Financial Common Shares represented by such Old Certificate.

(h)    Withholding Rights. Peoples or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of NB&T Financial Common Shares such amounts as Peoples or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Peoples or the Peoples Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NB&T Financial Common Shares.
(i)    Book Entry. All shares of Peoples Common Shares to be issued in the Merger shall be issued in book entry form, without physical certificates; provided, that Peoples may issue any of such shares in physical form at its sole discretion.

(j)    Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any person.
3.04    NB&T Financial Options.
(a)    Immediately prior to the Effective Time, all rights with respect to NB&T Financial Common Shares pursuant to NB&T Financial Option Plans (the “NB&T Financial Options”) shall be cancelled in exchange for a cash payment equal to $31.00 less the exercise price per share of such NB&T Financial Option (the “Option Cash-Out Amount”). All unvested NB&T Financial Options will be accelerated immediately prior to cancellation in exchange for the cash payment in accordance with this Section 3.04.
(b)    The NB&T Financial Board and its compensation committee shall not make any grants of NB&T Financial Options following the execution of this Agreement, except grants required to be made to the directors of NB&T Financial pursuant to the NB&T Financial 2014 Equity Plan immediately following each annual meeting of shareholders.

(c)    The NB&T Financial Board or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the NB&T Financial Options to effect the foregoing provisions of this Section 3.04.

3.05    Tax Consequences.

(a)For federal income tax purposes, the Parent Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury regulation Section 1.368-2(g).

(b)Notwithstanding anything in this Agreement to the contrary, if the tax opinion referred to in Section 7.02(e) cannot be rendered (as reasonably determined by Vorys) as a result of the Parent Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Peoples shall increase the Per Share Stock Consideration (and cause a corresponding decrease in the Per Share Cash Consideration equal to the economic value of any such increase) to the minimum extent necessary to enable the relevant tax opinion to be rendered.

ARTICLE IV
Actions Pending Consummation of Merger

4.01    Forbearances of NB&T Financial. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of Peoples, NB&T Financial shall not, and shall cause its Subsidiaries not to:
(a)    Ordinary Course. (i) Conduct the business of NB&T Financial and its Subsidiaries other than in the ordinary course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect, or (iii) enter into any new line of business or materially change its lending, deposit, investment, underwriting, risk, asset liability management or other banking and operating policies, except in the case of the foregoing (i) through (iii) as required by applicable law, regulations or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional NB&T Financial Common Shares, other capital stock of NB&T Financial or any Rights except NB&T Financial Common Shares held in the NB&T Financial ESOP or upon the exercise or fulfillment of NB&T Financial Options issued and outstanding as of the date of this Agreement pursuant to the NB&T Financial Option Plans in accordance with their present terms, (ii) enter into any agreement, or amend or modify the NB&T Financial Option Plans except as otherwise set forth in this Agreement, with respect to the foregoing, (iii) permit any additional NB&T Financial Common Shares to become subject to new grants of NB&T Financial Options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization, other than transactions in NB&T Financial Common Shares required by NB&T Financial Compensation and Benefit Plans.

(c)    Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock except that (A) NBTC may pay dividends to NB&T Financial, and (B) NB&T Financial may pay to its shareholders its usual and customary cash dividend of no greater than $.30 per share per quarter, with a dividend of such amount paid immediately prior to the Effective Date prorated for the portion of the quarter in which the Effective Date occurs, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock other than transactions in NB&T Financial Common Shares required by NB&T Financial Compensation and Benefit Plans.
(d)    Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of NB&T Financial or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law and except as set forth in NB&T’s Disclosure Schedule.
(e)    Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law or by the terms of the benefit plan as of the date hereof, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) the NB&T Financial Option Plans or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of NB&T Financial or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of the NB&T Financial Options, restricted stock, phantom stock or other compensation or benefits payable thereunder.
(f)    Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Amend the NB&T Financial Articles, the NB&T Financial Regulations or the organizational and governing documents of its Subsidiaries.

(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles, law, regulation or any Regulatory Authority.
(j)    Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts.
(k)    Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such claims, actions or proceedings.
(l)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (A) any breach of its representations and warranties set forth in this Agreement at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
(m)    Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow in any material respect its existing policies or practices with respect to managing its fiduciary risks.
(n)    Borrowings. Borrow or agree to borrow any funds, including, but not limited to, pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
(o)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in NBTC’s Territory which are secured by collateral located in the NBTC’s Territory in the ordinary course and consistent with past practices.
(p)    Capital and Other Expenditures. Except as set forth in NB&T Financial Disclosure Schedule, make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $25,000 or in the aggregate exceed $50,000.
(q)    Lending. (i) Establish any new lending programs or, except as set forth in NB&T Financial’s Disclosure Schedule, make any changes in the policies of any Subsidiary of NB&T Financial concerning which Persons may approve Loans, (ii) price or reprice any Loans inconsistent with NBTC’s current pricing methodology, or (iii) originate or issue any: (A) Loans except in accordance with existing lending policies, and lending limits and authorities; or (B) (1) unsecured consumer Loans in excess of $100,000; (2) individual commercial Loans in excess of $2,000,000; or (3) construction, acquisition or development Loans, residential permanent Loans, Loans secured by special purpose property, or SBA Loans, to any one borrower in excess of $2,000,000 in the aggregate.

(r)    Investment Securities Portfolio. Except as set forth in NB&T Financial’s Disclosure Schedule, restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise (but excluding mandatory repurchases or redemptions), or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, except in each case as required by GAAP, law or regulation or requested by a Regulatory Authority.
(s)    Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all material Tax Returns that are required to be filed (with extensions) on or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
(t)    Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs), or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(u)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.
(v)    Foreclosures. Foreclose upon or otherwise cause NBTC to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Recognized Environmental Conditions (“RECs”), as that term is defined in ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”)”; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless NB&T Financial or NBTC reasonably believes that such real property may contain a REC.
(w)    Commitments. Agree or commit to do any of the foregoing.
4.02    Transfer of Title Agency. On or before the Effective Date, NB&T Financial shall surrender its ownership interest in NB&T Title, LLC, an Ohio limited liability company (the “Title Agency”) to the Title Agency in accordance with the Title Agency’s Limited Liability Company Operating Agreement. The sale, conveyance, transfer, disposition or dissolution of the Title Agency contemplated by this Section 4.02 is referred to herein as the “Title Agency Transfer.” NB&T Financial shall take, or cause to be taken, all such actions necessary to ensure that the Title Agency Transfer complies with all applicable laws.

4.03    Forbearances of Peoples. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by an applicable Regulatory Order, without the prior written consent of NB&T Financial, Peoples shall not, and shall cause its Subsidiaries not to:
(a)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional Peoples Common Shares, other capital stock of Peoples or any Rights except pursuant to: (A) Peoples Compensation and Benefit Plans, (B) any merger agreements in effect as of the date of this Agreement, (C) the PIPE Transaction, or (D) any request by any Regulatory Authority, or (ii) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(b)    Governing Documents. Amend the Peoples Articles, the Peoples Regulations or the organizational and governing documents of its Subsidiaries.
(c)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (D) a delay in the consummation of the transactions contemplated by this Agreement.
(d)    Acquisition Agreements. Execute any agreement providing for the acquisition, whether by merger, consolidation or asset purchase or otherwise, by Peoples or Peoples Bank of another financial institution or financial institution holding company or branch thereof. Notwithstanding the foregoing, this Section 4.03(c) shall in no way prohibit and/or limit Peoples or any of its Subsidiaries from entering any     acquisition, whether by merger, consolidation or asset purchase or otherwise, with any wealth management company, brokerage firm and/or insurance agency.

(e)    Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties

5.01    Disclosure Schedules. On or prior to the date hereof, NB&T Financial delivered to Peoples a schedule, and Peoples delivered to NB&T Financial a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04, or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.

5.02    Standard. No party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect without giving any effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties.
5.03    Representations and Warranties of NB&T Financial. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a section of its Disclosure Schedule, NB&T Financial hereby represents and warrants to Peoples that the following are true and correct (provided that none of the following representations and warranties shall be applicable to the Title Agency, which NB&T Financial does not deem to be, and which for purposes of this Agreement is not, a Subsidiary):
(a)    Organization, Standing and Authority.
(i)    NB&T Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which NB&T Financial conducts business are set forth in the NB&T Financial’s Disclosure Schedule. NB&T Financial is registered as a financial holding company under the BHCA.
(ii)    NBTC is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of NB&T Financial.
(i)    As of June 30, 2014, the authorized capital stock of NB&T Financial consists of 6,000,000 NB&T Financial Common Shares and 100,000 shares of preferred stock, with no par value (“NB&T Financial Preferred Shares”). The NB&T Financial Common Shares and NB&T Financial Preferred Shares are collectively referred to herein as “NB&T Financial Shares.” As of the date hereof, there are: (A) 3,429,560 shares of NB&T Financial Common Shares issued and outstanding, including 306,683 shares held by the NB&T Financial Employee Stock Ownership Plan (the “NB&T Financial ESOP”); (B) 389,390 shares of Treasury Shares were held by NB&T Financial or otherwise owned by NB&T Financial or its Subsidiaries; and (C) 518,122 shares of NB&T Financial reserved for issuance pursuant to the NB&T Financial Option Plans (of which, collectively, options to purchase 255,122 shares are outstanding at the date hereof). No shares of NB&T Financial Preferred Shares are issued and outstanding or reserved for issuance. All of the issued and outstanding shares of NB&T Financial Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the options, plans and other obligations set forth in this paragraph (i), and except as set forth in NB&T Financial’s Disclosure Schedule, NB&T Financial does not have and is not bound by any outstanding or issued Rights with respect to any NB&T Financial Shares.

(ii)    The NB&T Financial Options have been granted in compliance in all material respects with the terms of the applicable NB&T Financial Option Plan and all applicable laws. With respect to each NB&T Financial Option outstanding as of the date hereof, the name of each optionee, the date of each option to purchase NB&T Financial Common Shares granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in NB&T Financial’s Disclosure Schedule. The exercise price of each NB&T Financial Option is no less than the fair market value of a share of NB&T Financial Common Shares determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each NB&T Financial Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify.
(iii)     Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which NB&T Financial is a party or by which it is bound with respect to any equity security of any class of NB&T Financial or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c)    Subsidiaries.
(i)    NB&T Financial’s Disclosure Schedule sets forth a true and complete list of each Subsidiary of NB&T Financial.
(ii)(A)    NB&T Financial owns all of the issued and outstanding equity securities of its Subsidiaries, (B) no equity securities of its Subsidiaries are or may become required to be issued (other than to NB&T Financial) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any equity securities in such Subsidiaries (other than to NB&T Financial), (D) there are no contracts, commitments, understandings, or arrangements relating to NB&T Financial’s rights to vote or to dispose of such securities, and (E) all of the equity securities of each of NB&T Financial’s Subsidiaries held by NB&T Financial are fully paid and nonassessable and are owned by NB&T Financial free and clear of any Liens.
(iii)    Except as set forth on NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor its Subsidiaries own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(d)    Corporate Power. Each of NB&T Financial and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. NB&T Financial has the corporate power and authority to execute and deliver, and perform its obligations under, this Agreement, subject to certain required approvals of NB&T Financial’s shareholders (the “NB&T Financial Shareholder Adoption”) and applicable Regulatory Authorities, and NBTC has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement subject to the approval of this Agreement and the transactions contemplated hereby by applicable Regulatory Authorities.
(e)    Corporate Authority; Authorized and Effective Agreement. Subject to the NB&T Financial Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of NB&T Financial prior to the date of this Agreement. This Agreement is a valid and legally binding obligation of NB&T Financial, enforceable against NB&T Financial in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(f)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NB&T Financial or NBTC in connection with the execution, delivery or performance by NB&T Financial of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except as set forth in NB&T Financial’s Disclosure Schedule and except for (A) the filings of applications, waivers or notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) relating to the meetings, including any adjournments or postponements thereof, of NB&T Financial shareholders and Peoples shareholders to be held in connection with this Agreement and the Merger (the “NB&T Financial Meeting” and the “Peoples Meeting,” as the case may be), (C) NB&T Financial Shareholder Adoption and Peoples Shareholder Adoption, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL, and (E) the receipt of the approvals set forth in Section 7.01(b).
(ii)    As of the date hereof, NB&T Financial is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii)    Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of NB&T Financial or of any of its Subsidiaries or to which NB&T Financial or any of its Subsidiaries or their properties are subject or bound, (B) constitute a breach or violation of, or a default under, the NB&T Financial Articles or the NB&T Financial Regulations, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(g)    SEC Reports.
(i)    NB&T Financial has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC since January 1, 2010, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by NB&T Financial pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement other than (A) such documents filed or furnished prior to May 8, 1996, (B) documents filed in paper form since May 8, 1996, that were not required to be filed electronically, and (C) documents, if any, filed with a request for confidential treatment (the “NB&T Financial’s SEC Reports”) is publicly available. None of NB&T Financial’s SEC Reports, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to NB&T Financial’s SEC Reports filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all NB&T Financial’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of NB&T Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the NB&T Financial’s SEC Reports.

(h)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The financial statements of NB&T Financial and its Subsidiaries included (or incorporated by reference) in NB&T Financial’s SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of NB&T Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of NB&T Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of NB&T Financial and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed NB&T Financial that it intends to resign) or been dismissed as the independent registered public accounting firm of NB&T Financial as a result of or in connection with any disagreements with NB&T Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither NB&T Financial nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of NB&T Financial included in its Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2014 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2014 or (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)    Since March 31, 2014, (A) NB&T Financial and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to NB&T Financial or any of its Subsidiaries.
(iv)    NB&T Financial and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by NB&T Financial in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to NB&T Financial’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of NB&T Financial required under the Exchange Act with respect to such reports. NB&T Financial has disclosed, based on its most recent evaluation prior to the date of this Agreement, to NB&T Financial’s outside auditors and the audit committee of the NB&T Financial Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect NB&T Financial’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NB&T Financial’s internal controls over financial reporting. Since December 31,

2013, neither NB&T Financial, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of NB&T Financial or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of NB&T Financial or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that NB&T Financial or its Subsidiaries has engaged in questionable accounting or auditing practices.
(i)    Litigation. There is no suit, action, claim or proceeding, or to NB&T Financial’s Knowledge review or investigation, pending, or to NB&T Financial’s Knowledge, threatened against it or any of its Subsidiaries or, to NB&T Financial’s Knowledge, any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, claim or proceeding, or to NB&T Financial’s Knowledge investigation or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Peoples or any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement or decree imposed upon or entered into by NB&T Financial, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Peoples or any of its Affiliates) that is or could reasonably be expected to be material to NB&T Financial or any of its Subsidiaries.
(j)    Regulatory Matters.
(i)    Neither NB&T Financial nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC and the FRB) or the supervision or regulation of NB&T Financial or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii)    Neither NB&T Financial nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.
(k)    Compliance with Laws. NB&T Financial and each of its Subsidiaries (i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NB&T Financial’s Knowledge, no suspension or cancellation of any of them is threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that NB&T Financial or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Knowledge of NB&T Financial, do any grounds for any of the foregoing exist).
(l)    Material Contracts; Defaults.
(i)    Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:
(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $75,000 in the aggregate in any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of NB&T Financial or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit but excluding outstanding put options with respect to loans sold into the secondary market), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $25,000 in any one case or $75,000 in the aggregate in any period of 12 consecutive months;
(C)    any contract containing covenants limiting the freedom of NB&T Financial or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;
(D)    any partnership, joint venture, limited liability company arrangement or other similar agreement;

(E)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of NB&T Financial’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants, except the NB&T Financial Option Plans and award agreements thereunder and the NB&T Financial ESOP;
(F)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(G)    any contract with any insider of NB&T Financial or any of its Subsidiaries or any arrangement under which NB&T Financial or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(H)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(I)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets (other than cash and cash equivalents), properties or securities of NB&T Financial or any of its Subsidiaries in excess of $25,000;
(J)    any contract that requires the payment of royalties;
(K)    any contract pursuant to which NB&T Financial or any of its Subsidiaries has any obligation to share revenues or profits derived from NB&T Financial or any of its Subsidiaries with any other Person;
(L)    any contract between (i) NB&T Financial or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of NB&T Financial or any of its Subsidiaries, on the other hand, and (ii) NB&T Financial or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director or executive officer of NB&T Financial, on the other hand;
(M)    any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC); and
(N)    any other legally binding contract not of the type covered by any of the other items of this Section 5.03(l) involving money or property and having an obligation by NB&T Financial or any of its Subsidiaries in excess of $25,000 aggregate in any period of 12 consecutive months and which is otherwise not in the ordinary course of business.

(ii)    “Material Contracts” shall mean those contracts on NB&T Financial’s Disclosure Schedule listed under Section 5.03(l). True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to NB&T Financial or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of NB&T Financial, as to the other parties to such Material Contracts. Except as disclosed in NB&T Financial’s Disclosure Schedule, NB&T Financial and/or its Subsidiaries, as applicable, and to the Knowledge of NB&T Financial, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither NB&T Financial nor its Subsidiaries, and to the Knowledge of NB&T Financial, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither NB&T Financial nor its Subsidiaries, and to the Knowledge of NB&T Financial, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither NB&T Financial nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of NB&T Financial, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(m)    Brokerage and Finder’s Fees. Except for NB&T Financial’s engagement of Keefe Bruyette & Woods, Inc., neither NB&T Financial nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(n)    Employee Benefit Plans.
(i)    NB&T Financial’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of NB&T Financial or NBTC or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which NB&T Financial or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Except as otherwise provided in this Agreement, neither NB&T Financial nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any NB&T Financial Common Shares, except the NB&T Financial ESOP.

(ii)    Except as set forth in NB&T Financial’s Disclosure Schedule, to the Knowledge of NB&T Financial: (A) each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made; (B) each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter; or has been adopted on a prototype plan or a volume submitter plan which has received a current opinion or advisory letter from the national office of the IRS; (C) there is no pending or threatened legal action, suit or claim relating to the Compensation and Benefit Plans; (D) neither NB&T Financial nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject NB&T Financial or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA; and (E) no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.
(iii)    None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by NB&T Financial or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with NB&T Financial under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of NB&T Financial, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of NB&T Financial, except as set forth in NB&T Financial’s Disclosure Schedule there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.
(iv)    Except as set forth in NB&T Financial’s Disclosure Schedule, all contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which NB&T Financial or any of its Subsidiaries was or is a party have been timely made or have been reflected on financial statements in NB&T Financial SEC Reports.

(v)    Except as otherwise provided under Section 6.10(c), except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by NB&T Financial or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)    Neither NB&T Financial, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)    Except as set forth in NB&T Financial’s Disclosure Schedule, with respect to each Compensation and Benefit Plan, if applicable, NB&T Financial has provided or made available to Peoples, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description or wrap document and summaries of material modifications, (F) notices or forms filed with the PBGC (other than for premium payments), (G) the most recent determination letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.
(viii)    Except as set forth in NB&T Financial’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)    Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, NB&T Financial or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of NB&T Financial on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(o)    Labor Matters. Neither NB&T Financial nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NB&T Financial or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel NB&T Financial or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to NB&T Financial’s Knowledge, threatened, nor is NB&T Financial aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. NB&T Financial and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(p)    Takeover Laws. Except as set forth in NB&T Financial’s Disclosure Schedule, NB&T Financial has taken all action required to be taken by NB&T Financial in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”), and (ii) any applicable provisions of the NB&T Financial Articles, the NB&T Financial Regulations and/or the governing documents of NBTC.
(q)    Environmental Matters. Except as set forth in NB&T Financial’s Disclosure Schedule, and to NB&T Financial’s Knowledge, (1) neither the conduct nor the operation of NB&T Financial or any of its Subsidiaries nor any condition of any property presently, or previously owned, leased or operated by any of them or on which any of them presently holds a Lien, materially violates or violated Environmental Laws, and to NB&T Financial’s Knowledge, no condition exists or has, in the five years prior to this Agreement, existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in material liability under Environmental Laws; and (2) neither NB&T Financial nor any of its Subsidiaries has received, in the five years prior to this Agreement, any notice from any Person that NB&T Financial or its Subsidiaries or the operation or condition of any property presently, or previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have material liability under any Environmental Law, including, but not limited to, legal liability (or potential liability) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such above-described (in subsection (q)(2)) property.

(r)    Tax Matters.
(i)(A)    All material Tax Returns that were or are required to be filed by or with respect to NB&T Financial and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of NB&T Financial or its Subsidiaries. NB&T Financial has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by NB&T Financial and its Subsidiaries for each of the three most recent fiscal years. Neither NB&T Financial nor any of its Subsidiaries has any material liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements in NB&T Financial SEC Reports or that have arisen in the ordinary and usual course of business since March 31, 2014. The accruals and reserves for Taxes reflected in financial statements in NB&T Financial SEC Reports are adequate for the periods covered. There are no Liens for Taxes upon the assets of NB&T Financial or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.
(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)    NB&T Financial and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
(iv)    No claim has been made within the past six years by any Governmental Authority in a jurisdiction where NB&T Financial or any of its Subsidiaries do not file Tax Returns that NB&T Financial or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor, to the Knowledge of NB&T Financial, is there any factual basis for any such claim.
(v)    Neither NB&T Financial nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)    Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2008. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to NB&T Financial or any of its Subsidiaries and, to the Knowledge of NB&T Financial, no such audit or other proceeding has been threatened. No Governmental Authority is now asserting, or, to the Knowledge of NB&T Financial, is threatening to assert against NB&T Financial or any of its Subsidiaries any deficiency or claim for additional Taxes.

(vii)    Neither NB&T Financial nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement, except among themselves, (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which NB&T Financial is or was the common parent corporation (the “NB&T Financial Group”), or (C) has any liability for the Taxes of any person (other than members of the NB&T Financial Group) as a transferee or successor, by contract, or otherwise.
(viii)    Except as Previously Disclosed, neither NB&T Financial nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)    Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    Except as set forth in NB&T Financial’s Disclosure Schedule, there is no joint venture, partnership, limited liability company, or other arrangement or contract to which NB&T Financial or a Subsidiary is a party that is treated as a partnership for Tax purposes.
(xi)    NB&T Financial has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(s)    Risk Management Instruments. Neither NB&T Financial nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, other than those imbedded within loan agreements originated in the ordinary course of business.
(t)    Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in NB&T Financial’s minute books, (i) the books of account, minute books, stock record books, and other financial and corporate records of NB&T Financial and its Subsidiaries, all of which have been made available to Peoples, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of NB&T Financial and its Subsidiaries; and (ii) the minute books of NB&T Financial and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the NB&T Financial Board and the governing bodies of its Subsidiaries, and committees of the NB&T Financial Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, NB&T Financial Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.

(u)    Insurance. NB&T Financial’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by NB&T Financial or its Subsidiaries. NB&T Financial and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is customary within the industry. All such insurance policies are in full force and effect; NB&T Financial and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.
(v)    Title to Real Property and Assets.

(i)    NB&T Financial’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by NB&T Financial or its Subsidiaries. NB&T Financial and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the financial statements in NB&T Financial SEC Reports as being owned by NB&T Financial as of March 31, 2014, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business.

(ii)    Each lease agreement set forth in NB&T Financial’s Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. Other than as Previously Disclosed, there is not under any such lease agreements any default by NB&T Financial or its Subsidiaries, or to the Knowledge of NB&T Financial, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. Except as set forth in NB&T Financial’s Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither NB&T Financial nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.
(iii)    All leases pursuant to which NB&T Financial or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that NB&T Financial or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to the Knowledge of NB&T Financial, the lessor.

(w)    Loans; Certain Transactions. Each Loan reflected as an asset in the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014 of NB&T Financial, and each subsequent SEC filing thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected in accordance with applicable law, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium readjustment of debt or laws of general application relative to or affecting the enforcement of creditors’ rights. No obligor under any of such Loans has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in NB&T Financial’s Disclosure Schedule, NBTC is not a party to a Loan, including any loan guaranty, with any director, executive officer or 5% or more shareholder of NB&T Financial, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All Loans that have been made by NBTC and that are subject to 12 C.F.R. Part 215, comply therewith.

(x)    Allowance for Loan Losses. Except as set forth in NB&T Financial’s Disclosure Schedule, there is no Loan which was made by NBTC and which is reflected as an asset of NB&T Financial or NBTC that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of NB&T Financial or NBTC as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectibility. The allowance for loan losses reflected on NB&T Financial’s March 31, 2014 financial statements filed with the SEC was, as of each respective date, is adequate in all material respects under the requirements of GAAP.

(y)    Repurchase Agreements. With respect to all agreements pursuant to which NB&T Financial or its Subsidiaries has purchased securities subject to an agreement to resell, if any, NB&T Financial or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(z)    Investment Securities Portfolio. All investment securities held by NB&T Financial or its Subsidiaries, as reflected in the financial statements in NB&T Financial SEC Reports, are carried in accordance with GAAP. NB&T Financial or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements in NB&T Financial SEC Reports and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of NB&T Financial or its Subsidiaries.

(aa)    Deposit Insurance. The deposit accounts of NBTC are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and NBTC has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued in all material respects on the deposit accounts of NBTC, and NBTC’s records accurately reflect, in all material respects, such accrual of interest. Except as Previously Disclosed, the deposit accounts of NBTC have been originated and administered in all material respects in accordance with the terms of the respective governing documents. Neither NB&T Financial nor NBTC has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of NBTC.

(bb)    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. NB&T Financial is not operating in material violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. NB&T Financial is in satisfactory compliance in all material respects with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. NB&T Financial is not aware of any facts or circumstances that would cause NB&T Financial to believe that any non-public customer information has been disclosed by NB&T Financial or a Subsidiary to, or accessed by an unauthorized third party from, NB&T Financial or a Subsidiary in a manner that would cause NB&T Financial or any of its Subsidiaries to undertake any material remedial action. The NB&T Financial Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and NB&T Financial (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(cc)    CRA Compliance. Neither NB&T Financial nor NBTC has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and NBTC has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither NB&T Financial nor NBTC has Knowledge of any fact or circumstance or set of facts or circumstances which could cause NB&T Financial or NBTC to receive notice of non-compliance with such provisions or cause the CRA rating of NBTC to fall below satisfactory.
(dd)    Related Party Transactions. Except as set forth in NB&T Financial’s Disclosure Schedule, neither NB&T Financial nor any of its Subsidiaries has any transactions with any Affiliate of NB&T Financial or its Subsidiaries or any Affiliate of any director or executive officer of NB&T Financial or its Subsidiaries (as defined in Rule 3b-7 under the Exchange Act) (collectively, the “Related Parties”). None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, distributor, sales agent, or supplier of NB&T Financial or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that NB&T Financial or any of its Subsidiaries uses or the use of which is necessary for the conduct of their business, (iii) has brought any action against NB&T Financial or its Subsidiaries, or (iv) on behalf of NB&T Financial or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any executive officer or director of NB&T Financial or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). NB&T Financial’s Disclosure Schedule contains a complete list of all contracts currently in force between

NB&T Financial, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated to be entered into before the Effective Date (other than those contracts to be entered into after the date of this Agreement for which Peoples has given its prior written consent). NBTC is not party to any transaction with any Related Party on other than arm’s-length terms.
(ee)    Prohibited Payments. NB&T Financial and its Subsidiaries have not, directly or indirectly (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of NB&T Financial or its Subsidiaries for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of NB&T Financial or any of its Subsidiaries, which NB&T Financial or its Subsidiaries knows or has reason to believe may have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
(ff)    Fairness Opinion. The NB&T Financial Board has received the oral opinion of Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of this Agreement, and based upon and subject to the factors, limitations and assumptions as will be set forth in a written opinion to be dated the same date, the Merger Consideration is fair from a financial point of view to the holders of NB&T Financial Common Shares.
(gg)    Absence of Undisclosed Liabilities. Neither NB&T Financial nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on NB&T Financial on a consolidated basis, except as disclosed in the financial statements in NB&T Financial’s SEC Reports and except as set forth in NB&T Financial’s Disclosure Schedule.
(hh)    Material Adverse Effect. NB&T Financial has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2014, that has had or could reasonably be expected to have a Material Adverse Effect on NB&T Financial.

(ii)    NB&T Financial Information. The information provided in writing by NB&T Financial relating to NB&T Financial and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. To the extent of such information provided by NB&T Financial for such documents, such documents will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.
5.04    Representations and Warranties of Peoples. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Peoples hereby represents and warrants to NB&T Financial that the following are true and correct:
(a)    Organization, Standing and Authority.
(i)    Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Peoples is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Peoples is registered as a financial holding company under the BHCA.
(ii)    Peoples Bank is a national banking association duly organized and validly existing under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(b)    Capital Structure of Peoples. As of June 30, 2014, the authorized capital stock of Peoples consists of 24,000,000 Peoples Common Shares, of which 10,926,436 shares are outstanding and 50,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of June 30, 2014, 603,296 Peoples Common Shares are held in treasury by Peoples. As of the date hereof, Peoples has reserved the following number of Peoples Common Shares for issuance (i) 1,081,260 for the Peoples Equity Plan, (ii) 500,000 for its dividend reinvestment plan, (iii) 240,298 for the Peoples Board Deferred Compensation Plan, and (iv) 2,125,000 pursuant to obligations to issue Peoples Common Shares in connection with currently pending acquisitions other than the Merger.
(c)    Subsidiaries.
(i)(A)    Peoples’ Disclosure Schedule contains a list of Peoples’ Subsidiaries, (B) Peoples owns all of the issued and outstanding equity securities of its Subsidiaries, (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to Peoples) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may be bound to sell or otherwise transfer any equity securities of such Subsidiary (other than to Peoples), (E) there are no contracts, commitments, understandings, or arrangements relating to Peoples’ rights to vote or to dispose of such securities, and (F) all of the equity securities of the Subsidiaries held by Peoples are fully paid and nonassessable and are owned by Peoples free and clear of any Liens.
(ii)    Except as Previously Disclosed, Peoples does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.
(d)    Ownership of NB&T Financial Common Shares. As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding NB&T Financial Common Shares.
(e)    Corporate Power. Each of Peoples and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to certain required approvals of Peoples’ shareholders (the “Peoples Shareholder Adoption”) and the applicable Regulatory Authorities, Peoples has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.
(f)    Corporate Authority; Authorized and Effective Agreement. Subject to the Peoples Shareholder Adoption, this Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of Peoples prior to the date hereof. The Agreement to Merge, when executed by Peoples Bank, shall have been approved by the board of directors of Peoples Bank and by Peoples, as the sole shareholder of Peoples Bank. This Agreement is a valid and legally binding agreement of Peoples, enforceable against Peoples in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.
(g)    SEC Reports.
(i)    Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Peoples’ SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Peoples’ SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Peoples’ SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(h)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2013 or (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)    Since March 31, 2014, (A) Peoples and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Peoples or any of its Subsidiaries.

(iv)    Peoples and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Peoples in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Peoples’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Peoples required under the Exchange Act with respect to such reports. Peoples has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Peoples’ outside auditors and the audit committee of the Peoples Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Peoples’ ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Peoples’ internal controls over financial reporting. Since December 31, 2013, neither Peoples, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Peoples or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or its Subsidiaries has engaged in questionable accounting or auditing practices.
(i)    Regulatory Matters.
(i)    Neither Peoples nor Peoples Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.
(ii)    Neither Peoples nor Peoples Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Regulatory Order.
(j)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples, no litigation, claim or other proceeding before any court or governmental agency is pending against Peoples or Peoples Bank, and, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples.

(k)    Compliance with Laws. Peoples and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, and, to the Peoples’ Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that Peoples or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Peoples and each of its Subsidiaries and Compensation and Benefit Plans have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or any of its Subsidiaries or any of their Compensation and Benefit Plans.
(l)    Deposit Insurance. The deposit accounts of Peoples Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Peoples Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Peoples Bank, and Peoples Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Peoples Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither Peoples nor Peoples Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Peoples Bank.

(m)    Fairness Opinion. The Peoples Board has received the written opinion of Raymond James & Associates, Inc., as of the date hereof, as to the fairness from a financial point of view to Peoples of the Merger Consideration to be paid by the Peoples in the Merger.
(n)    Absence of Undisclosed Liabilities. Neither Peoples nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Peoples on a consolidated basis, except as disclosed in the SEC Reports.
(o)    Regulatory Approvals; No Defaults.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples of this Agreement or to consummate the Merger except for (A) the filings of applications, waivers or notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing of the Registration Statement, (C) NB&T Financial Shareholder Adoption and Peoples Shareholder Adoption, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL, and (E) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Peoples is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)    Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Peoples or of any of its Subsidiaries or to which Peoples or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Peoples Articles or Peoples Regulations, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
(p)    Brokerage and Finder’s Fees. Except Raymond James & Associates, Inc.’s engagement, Peoples has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(q)    Tax Matters. All material Tax Returns that were or are required to be filed by or with respect to Peoples and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all material Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A)) have been paid in full, and (C) no unexpired waivers or statutes of limitation have been given by or requested with respect to any Taxes of Peoples or its Subsidiaries. Peoples has made available to NB&T Financial true and correct copies of the United States federal income Tax Returns filed by Peoples and its Subsidiaries for each of the three most recent fiscal years. Neither Peoples nor any of its Subsidiaries has any material liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Peoples’ financial statements or that have arisen in the ordinary and usual course of business since March 31, 2014. There are no Liens for Taxes upon the assets of Peoples or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.
(r)    Takeover Laws. Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.
(s)    Peoples Information. The information provided in writing by Peoples relating to Peoples and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.

(t)    Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Peoples minute books, (1) the books of account, minute books, stock record books, and other financial and corporate records of Peoples and its Subsidiaries, all of which have been made available to NB&T Financial, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Peoples and its Subsidiaries; and (2) the minute books of Peoples and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Peoples Board and the governing bodies of its Subsidiaries, and committees of the Peoples Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Peoples Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.
(u)    Sufficient Funds. Peoples shall, upon closing of the PIPE Transaction, have sufficient cash on hand or other sources of immediately available funds to enable Peoples to timely pay the Cash Consideration and consummate the transactions contemplated by this Agreement.
ARTICLE VI
Covenants

6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of NB&T Financial and Peoples shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approvals.

(a)    Each of Peoples and NB&T Financial shall take all action necessary in accordance with applicable law and their respective organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Peoples Shareholder Adoption and the NB&T Financial Shareholder Adoption. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of each party. Each member of the NB&T Financial Board shall have executed and delivered to Peoples a Voting Agreement concurrently with the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, NB&T Financial shall not be required to hold the NB&T Financial Meeting if this Agreement is terminated pursuant to Section 8.01 prior to the scheduled time of the NB&T Financial Meeting.

(b)     Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, NB&T Financial shall solicit, and use its reasonable best efforts to obtain, the NB&T Financial Shareholder Adoption at the NB&T Financial Meeting. Subject to Section 6.06(d), NB&T Financial shall (i) through the NB&T Financial Board, recommend to its shareholders adoption of this Agreement (the “NB&T Financial Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. In connection with the requirements of this Section, NB&T Financial shall cause an independent entity to be appointed as the trustee of, or fiduciary with respect to, the NB&T Financial ESOP (the “Independent Trustee”). The Independent Trustee shall conduct the vote of participants in accordance with the requirements of Code section 409(e) and shall vote, or direct the trustee of the NB&T Financial ESOP how to vote, the NB&T Financial Common Shares at the meeting of the shareholders contemplated by the terms of this Section in accordance with its ERISA fiduciary duties.

(c)    Peoples shall solicit, and use its reasonable best efforts to obtain, the Peoples Shareholder Adoption at the Peoples Meeting. Peoples shall (i) through the Peoples Board, recommend to its shareholders adoption of this Agreement, and (ii) include such recommendation in the Joint Proxy Statement/Prospectus.

6.03     Registration Statement; Joint Proxy Statement/Prospectus.
(a)    Upon the execution and delivery of this Agreement, Peoples and NB&T Financial shall promptly cause the Registration Statement to be prepared and Peoples shall cause the Registration Statement to be filed with the SEC. Peoples and NB&T Financial shall use their commercially reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to NB&T Financial or Peoples is discovered by NB&T Financial or Peoples, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Peoples shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of NB&T Financial and Peoples (if prior to the meetings of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meetings. Peoples shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and NB&T Financial shall furnish all information concerning NB&T Financial and the holders of NB&T Financial Common Stock as may be reasonably requested in connection with any such action. NB&T Financial and Peoples shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.

(b)    Peoples and NB&T Financial each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Joint Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to its respective shareholders.
(c)    If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.
6.04    Press Releases. Upon the execution of this Agreement, Peoples and NB&T Financial shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of Peoples and NB&T Financial. Neither NB&T Financial nor Peoples will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required by applicable law or regulation before such consent can be obtained.
6.05    Access; Information.
(a)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of NB&T Financial and Peoples shall, and shall cause each of its Subsidiaries to, afford Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request, including periodic updates of the information provided in Section 5.03(ii). NB&T Financial shall invite one Representative of Peoples selected by Peoples from time to time to attend, solely as observer, all meetings of the NB&T Financial Board (and committees thereof) and NBTC board after the date of this Agreement; provided, however, that in no event shall such Peoples Representative be invited to or permitted to attend any executive session of NB&T Financial’s or NBTC’s board, any meeting at which NB&T Financial reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the NB&T Financial Board or NBTC board, as applicable, or any meeting or part of a meeting at which the transactions contemplated by this Agreement are to be discussed. Neither NB&T Financial nor Peoples, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries, contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or relating to its directors’, officers’, employees’, agents’, investment bankers’ or financial advisors’ consideration or deliberation of the transactions contemplated hereby or an Acquisition Proposed.

(b)    Neither NB&T Financial nor Peoples will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.
(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)    During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, each of NB&T Financial and Peoples will furnish to the other (i) its consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) to the extent available as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the NB&T Financial Board or the Peoples Board or any committee thereof relating to the financial performance and risk management of the company or any of its Subsidiaries.
6.06    No Solicitation.
(a)    From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, NB&T Financial shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of NB&T Financial and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, NB&T Financial to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b)    Notwithstanding anything to the contrary in Section 6.06(a), if NB&T Financial or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), NB&T Financial and its Representatives may take any action described in Section 6.06(a)(ii), if, and only if, the NB&T Financial Board determines in good faith, after consultation with NB&T Financial’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, and (ii) the failure to take such action would cause the NB&T Financial Board to violate its fiduciary duties to the shareholders of NB&T Financial under applicable Law; provided, that NB&T Financial receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to NB&T Financial than the confidentiality terms of this Agreement.
(c)    As promptly as practicable (but in no event more than two business days) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, NB&T Financial shall (i) advise Peoples in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to Peoples a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep Peoples promptly apprised of any related developments, discussions and negotiations (including providing Peoples with a copy of all material documentation and correspondence relating thereto) on a current basis. NB&T Financial agrees that it shall simultaneously provide to Peoples any information concerning NB&T Financial that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to Peoples.

(d)    Notwithstanding anything herein to the contrary, at any time prior to the NB&T Financial Meeting, NB&T Financial may accept or approve a Superior Proposal and withdraw its recommendation of this Agreement (“Acceptance of Superior Proposal”) and terminate this Agreement, if and only if (x) from and after the date hereof, NB&T Financial has complied with Sections 6.02 and 6.06, and (y) the Board of Directors of NB&T Financial has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the NB&T Financial Board may not effect a Acceptance of Superior Proposal unless:

(i)    NB&T Financial shall have received an unsolicited bona fide written Acquisition Proposal and the NB&T Financial Board shall have concluded in good faith (after consultation with NB&T Financial’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Peoples;

(ii)     NB&T Financial shall have provided prior written notice to Peoples at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Peoples that the NB&T Financial Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);

(iii)     during the Notice Period, NB&T Financial shall, and shall cause its financial advisors and outside counsel to, negotiate with Peoples in good faith (to the extent Peoples desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)     the NB&T Financial Board shall have concluded in good faith (after consultation with NB&T Financial’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Peoples, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any material revisions are made to the Superior Proposal, NB&T Financial shall deliver a new written notice to Peoples giving rise to a new three business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

(e)    Nothing contained in this Agreement shall prevent the NB&T Financial or the NB&T Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act.
(f)    As used in this Agreement:
(i)    “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the NB&T Financial Board determines in good faith, after consultation with NB&T Financial’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including execution risk and risks as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of NB&T Financial Common Shares from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Peoples); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

(ii)    “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to NB&T Financial or publicly announced to NB&T Financial ’s shareholders) by any Person or Group (in each case other than Peoples or any of its Affiliates) relating to an Acquisition Transaction involving NB&T Financial or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of NB&T Financial as reflected on NB&T Financial’s consolidated statement of condition prepared in accordance with generally accepted accounting principles.

(iii)    “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from NB&T Financial by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Peoples or any of its affiliates, of 20% or more in interest of the total outstanding voting securities of NB&T Financial or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than Peoples or any of its affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of NB&T Financial or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving NB&T Financial pursuant to which the shareholders of NB&T Financial immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of NB&T Financial, or (iii) any liquidation or dissolution of NB&T Financial or any of its Subsidiaries.
6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to become subject to requirements imposed by the Takeover Laws and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Laws, as now or hereafter in effect.
6.08    Certain Policies. Before the Effective Time, NB&T Financial shall, upon the request of Peoples, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that NB&T Financial shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Peoples irrevocably acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b) and Peoples Shareholder Approval), irrevocably certifies to NB&T Financial that Peoples’ representations and warranties, subject to Section 5.02, are true and correct as of such date and that Peoples is otherwise in material compliance with this Agreement and irrevocably waives in writing any and all rights that it may have to terminate this Agreement; provided further, however, that NB&T Financial shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be inconsistent with GAAP. NB&T Financial’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09    Regulatory Applications.
(a)    Peoples and NB&T Financial and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Peoples to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. Peoples agrees that it will consult with NB&T Financial with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep NB&T Financial apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. NB&T Financial shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, NB&T Financial shall not have any right to review and/or inspect any proprietary information submitted by Peoples to any Regulatory Authority with a request for confidential treatment, including, but not limited to any business plan and/or financial data or analysis prepared by Peoples in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(b)    NB&T Financial agrees, upon request, to furnish Peoples with all information concerning itself, NBTC, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or any of its Subsidiaries to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits.
(a)    General.
(i)    It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give NB&T Financial’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and NB&T Financial’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement, except as set forth in Section 6.17(a)(with respect to indemnification). Employees of NB&T Financial or any of its Subsidiaries who become employees of Peoples or any of its Subsidiaries as a result of the Merger (“Continuing Employees”) shall participate in either: (A) the Compensation and Benefit Plans as defined in Section 5.03(n)(i) (for so long as Peoples determines necessary or appropriate); or (B) the employee benefit plans sponsored by Peoples or any of its Subsidiaries for their employees (with credit for years of service with NB&T Financial and its Subsidiaries for participation and vesting purposes, to the extent such plans can be amended to permit, including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans). The prior sentence notwithstanding, the Continuing Employees shall become eligible to participate in Peoples’ Retirement Savings Plan effective as of the first entry date after the Effective Date by which a Continuing Employee has satisfied the age and service eligibility provisions of Peoples’ Retirement Savings Plan (taking into account their years of service with NB&T Financial and its Subsidiaries). In addition, to the extent Continuing Employees participate in a group health plan of Peoples or any of its Subsidiaries (instead of continuing to participate in a group health plan of NB&T Financial or any of its Subsidiaries), all restrictions and limitations on pre-existing conditions shall be waived to the extent the group health plan and insurance policy of Peoples or it Subsidiary permit (or may be amended to permit). In the event that Peoples terminates the group health plans(s) of NB&T Financial or any of its Subsidiaries, those former employees detailed on the Disclosure Schedule who as of the date of this Agreement are currently participating under such plan(s) as a result of the post-employment coverage rights contained within those plan(s), and not as a result of continuation coverage rights as a result of COBRA (collectively, “Eligible Retirees”), will be eligible to participate in the group health plan(s) sponsored by Peoples or any of its Subsidiaries in accordance with the terms of those plans, and all restrictions and limitations on pre-existing conditions shall be waived to the extent the group health plan and insurance policy of Peoples or it Subsidiary permit (or may be amended to permit). To the extent the initial period of coverage for any of the Continuing Employees or Eligible Retirees under any such plan sponsored by Peoples or any of its Subsidiaries is not a full 12-month period of coverage, the Continuing Employees and Eligible Retirees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by them under the corresponding plan sponsored by NB&T Financial or any of its Subsidiaries during the balance of such 12-month period of coverage, provided that Peoples can obtain, in a manner reasonably satisfactory to Peoples, the necessary data and provided that the insurer agrees. In the event the insurer does not agree, Peoples shall take all action necessary to ensure that Continuing Employees and Eligible Retirees do not lose the value of their deductibles and co-insurance payments whether that be by continuing the group health plan sponsored by NB&T Financial or any of its Subsidiaries through the end of the applicable plan year or otherwise.
(ii)    After the Effective Time, Peoples shall be liable for (A) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of NB&T Financial or a Subsidiary who incurs a termination on and after the Effective Time, and (B) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of NB&T Financial or a Subsidiary of NB&T Financial who incurs a qualifying event before the Effective Time.

(iii)    Peoples shall assume and amend The National Bank and Trust Cafeteria Plan, and shall amend or adopt its own cafeteria plan as needed, consistent with Revenue Ruling 2002-32 to provide the Continuing Employees who elected health flexible spending coverage under the National Bank and Trust Cafeteria Plan with a continuation of the same level of health flexible spending coverage after the Effective Date and to enable those Continuing Employees to obtain reimbursement of medical expenses incurred at any time during the plan year containing the Effective Date, whether they continue to be covered under the group health plan(s) sponsored by NB&T Financial or any of its Subsidiaries or begin coverage under the group health plan(s) sponsored by Peoples or any of its Subsidiaries.
(iv)    Prior to the Effective Date, but after the receipt of the last to be obtained of the NB&T Financial Shareholder Adoption, the Peoples Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the NB&T Financial Board shall take any action necessary to terminate coverage for any former employees under the NB&T Financial or Subsidiary health plan except for coverage provided to Eligible Retirees and/or any individual being provided coverage in accordance with COBRA.
(v)    Prior to the Effective Date, NB&T Financial shall obtain waivers and consents from the current holders of NB&T Financial Options issued under the InterCounty Bancshares, Inc. Nonqualified Stock Option Plan. Those waivers and consents shall permit the cancellation and termination of all obligations arising under the terms of the NB&T Financial Options in exchange for the consideration to be paid with respect to such NB&T Financial Options pursuant to Section 3.04 of this Agreement.
(b)    Employee Severance. Subject to any applicable regulatory restrictions:
(i)    Peoples shall pay to each employee of NB&T Financial or its Subsidiaries who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of NB&T Financial or any of its Subsidiaries immediately before the Effective Time, (C) has been an employee of NB&T Financial or any of its Subsidiaries for at least six months prior to the Effective Time, and (D) is not offered continued employment by Peoples or any of its Subsidiaries after the Effective Time at a location within 25 miles of such employee’s current normal place of employment at a salary or hourly wage not less than his or her current salary for at least 12 months after the Effective Date, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with NB&T Financial or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. For any employee of NB&T Financial or its Subsidiaries participating in NB&T Financial’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the employee premium rate for the first 12 months and the full premium rate for the remaining COBRA period.

(ii)    In exchange for the severance pay described in Subsection (i), terminated employees will be required to execute a final and binding general release in which the employee releases and waives any and all claims the employee may have against Peoples and its Affiliates.
(iii)    Peoples shall, within two business days after the Effective Time, make all payments required to be made pursuant to the employment, severance or change in control agreements set forth in NB&T Financial’s Disclosure Schedule.
(c)    NB&T Financial 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of the NB&T Financial Shareholder Adoption, the Peoples Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the NB&T Financial Board shall: (i) take all steps as reasonably requested by Peoples to correct any Operational Failure, as such is defined in Revenue Procedure 2013-12, in connection with its and/or the applicable Subsidiary’s 401(k) Plan (the “NBTC 401(k) Plan”) which is detailed on the Disclosure Schedule; and (ii) adopt a resolution approving the termination the NBTC 401(k) Plan effective as of a date immediately preceding the Effective Date. In addition, the NB&T Financial Board shall approve the adoption of any amendments to the NBTC 401(k) Plan sufficient to terminate the NBTC 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Following the Effective Date, Peoples, as the successor in interest to NB&T Financial, shall begin the process of requesting from the IRS a determination that the termination of the NBTC 401(k) Plan is in compliance with Section 401(a) of the Code (the “401K Determination Letter”) and distributing benefits under the NBTC 401(k) Plan to plan participants. Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits and participant loan notes from the NBTC 401(k) Plan to the Peoples 401(k) plan for employees of NB&T Financial and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan and to the extent it can be amended consistent with law to so provide.
(d)    NB&T Financial ESOP. Prior to the Effective Date, but after the receipt of the last to be obtained of the NB&T Financial Shareholder Adoption, the Peoples Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement:
(i)    The NB&T Financial Board shall adopt a resolution approving the termination of the NB&T Financial ESOP effective as of a date immediately preceding the Effective Date. Following the Effective Date, Peoples, as the successor in interest to NB&T Financial, shall begin the process of requesting from the IRS a determination that the termination of the NB&T Financial ESOP is in compliance with Section 401(a) of the Code (the “ESOP Determination Letter”) and distributing benefits under the NB&T Financial ESOP to plan participants; and

(ii)    Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the NB&T Financial ESOP to the Peoples 401(k) plan for employees of NB&T Financial and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the NB&T Financial ESOP. Peoples further agrees to take all steps necessary to permit the in-kind direct rollover of the Peoples Common Shares held within the NB&T ESOP after the Effective Time as a result of the receipt of the Per Share Stock Consideration into the Peoples 401(k) plan; provided, however, nothing within this Agreement shall be deemed an obligation or requirement of Peoples to continue to offer the Peoples Common Shares as an investment option within the Peoples 401(k) plan at any time following the Effective Time.
6.11    Notification of Certain Matters. Each party shall give prompt notice to one another of any fact, event or circumstance known to the disclosing party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to the disclosing party or any of its Subsidiaries, or (ii) would cause or constitute a material breach of any of the disclosing party’s representations, warranties, covenants or agreements contained herein, or (iii) necessary to provide material updates or corrections to disclosures set forth in the party’s Disclosure Schedule or to information provided pursuant to a specific requirement of this Agreement.
6.12    No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of Peoples, NB&T Financial will not do any act or suffer any omission of any nature whatsoever which would cause a breach of any of the representations or warranties made in Article V of this Agreement subject to Section 5.02. Between the date of this Agreement and the Effective Time, without the written consent of NB&T Financial, Peoples will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect
6.13    Consents. NB&T Financial shall use commercially reasonable efforts to obtain any required consents to the transactions contemplated by this Agreement and to obtain an estoppel certificate in a form reasonably satisfactory to Peoples from the lessor of each real property that NB&T Financial or a Subsidiary leases.
6.14    Insurance Coverage. NB&T Financial shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect until the Effective Time.
6.15    FDIC Loss Share Agreement. NBTC shall use its commercial reasonable efforts to cause the obligations under the FDIC Loss Share Agreement to be terminated.
6.16    Confidentiality. Except for the use of information in connection with the Joint Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of NB&T Financial and Peoples pursuant to the terms of this Agreement (i) shall be kept in strictest confidence, (ii) shall not be disclosed directly or indirectly except when, after and to the extent such Information (A) is or becomes generally available to the public other than through the failure of NB&T Financial or Peoples to fulfill its obligations hereunder, (B) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (C) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, and (iii) not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of each party, this Section 6.15 shall not apply to Information included in the Joint Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. In the event the transactions contemplated by this Agreement are not consummated, NB&T Financial and Peoples agree to return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.
6.17    Regulatory Matters. Peoples, NB&T Financial and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by NB&T Financial, NBTC, Peoples or Peoples Bank with, or a commitment letter, board resolution or similar submission by NB&T Financial, NBTC, Peoples or Peoples Bank to, or supervisory letter from, any Regulatory Authority to such party, to the satisfaction of such Regulatory Authority.
6.18    Indemnification.
(a)    After the Effective Time, Peoples shall indemnify each Person who served as a director or officer of NB&T Financial before the Effective Time, to the fullest extent provided by the NB&T Financial Articles and the NB&T Financial Regulations, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of NB&T Financial; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws. This Section 6.18(a) shall survive the Effective Time, is intended to benefit each indemnified person (each of whom shall be an intended third party beneficiary entitled to enforce this Section against Peoples), and shall be binding on all successors and assigns of Peoples. Peoples shall cause any successor, whether by consolidation, merger or transfer of substantially all of its property or assets, to comply with the obligations under this Section
(b)    Before the Effective Date, NB&T Financial shall procure, at the expense of Peoples, a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by NB&T Financial (“Tail Policy”) to be effective for a period of six years following the Effective Time, on terms no less advantageous than those contained in NB&T Financial’s existing directors’ and officers’ and company’s liability insurance policy.

6.19    Environmental Assessments. NB&T Financial hereby agrees to permit Peoples to engage, at the sole expense of Peoples, a qualified consultant, mutually agreeable to NB&T Financial and Peoples, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by NB&T Financial or NBTC, including real estate acquired by NBTC upon foreclosure.
6.20    Exemption From Section 16 Liability. Prior to the Effective Time, NB&T Financial and Peoples, as applicable, shall take all such actions including as may be necessary or appropriate to cause any disposition of shares of NB&T Financial Common Shares or conversion of any derivative securities in respect of such shares of NB&T Financial Common Shares in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.21    Board Seats. At or promptly following the Effective Time, Peoples shall take all action necessary to elect two members of the NB&T Financial Board, each of whom shall be selected by Peoples, to the Peoples Board.

6.22    Community Involvement. For a period of three years from the Effective Time, Peoples shall make annual contributions to continue supporting the existing charitable and community organizations within the communities served by NB&T Financial as of the date hereof at a level commensurate to 150% of the average charitable contributions of NB&T Financial over the last three fiscal years as set forth in NB&T Financial’s Disclosure Schedule.

6.23    NASDAQ Listing. Peoples shall cause the Peoples Common Shares to be issued in the Merger to be approved for listing on The NASDAQ Global Select Market® as of the Effective Time.
6.24    Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Without limiting the foregoing, Peoples shall maintain at least one significant historic business line of NB&T Financial, or use at least a significant portion of NB&T Financial’s business assets in a business, in each case within the meaning of Treasury regulation Section 1.368-1(d).
6.25    Tax Representation Letters. Officers of Peoples and NB&T Financial shall execute and deliver to Vorys, tax counsel to NB&T Financial, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by Vorys, including at the time the Registration Statement is declared effective by the SEC and at the Effective Time, in connection with Vorys’ delivery of an opinion pursuant to Section 7.02(e) of this Agreement.
ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Peoples and NB&T Financial to consummate the Merger is subject to the fulfillment or written waiver by Peoples and NB&T Financial prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. This Agreement shall have been duly adopted and approved by the requisite vote of the shareholders of NB&T Financial and Peoples.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to NB&T Financial and/or NBTC, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Global Select Market®.
(e)    Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.
7.02    Conditions to Obligation of NB&T Financial. The obligation of NB&T Financial to consummate the Merger is also subject to the fulfillment or written waiver by NB&T Financial prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date), and NB&T Financial shall have received a certificate, dated the Effective Date, signed on behalf of Peoples, by the chief executive officer of Peoples to such effect.
(b)    Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by Peoples under this Agreement at or prior to the Effective Time, and NB&T Financial shall have received a certificate, dated the Effective Date, signed on behalf of Peoples by the chief executive officer of Peoples to such effect.

(c)    Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Global Select Market®.
(d)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.
(e)    Tax Opinion. NB&T Financial shall have received an opinion from Vorys, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Vorys may require and rely upon representations contained in the Tax Representation Letters.
7.03    Conditions to Obligation of Peoples. The obligation of Peoples to consummate the Merger is also subject to the fulfillment or written waiver by Peoples prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of NB&T Financial set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date) and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of NB&T Financial, by the president of NB&T Financial to such effect.
(b)    Performance of Obligations of NB&T Financial. NB&T Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of NB&T Financial by the president of NB&T Financial to such effect.
(c)    Consents. NB&T Financial shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
(d)    FIRPTA Certification. Peoples shall have received a statement executed on behalf of NB&T Financial, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) in a form reasonably acceptable to Peoples certifying that the NB&T Financial Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e)    Dissenting Shares. The holders of not more than 10% of the outstanding NB&T Financial Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.
(f)    Real Estate. Either (i) the results of each Phase I conducted by Peoples pursuant to Section 6.19 as reported shall be reasonably satisfactory to Peoples, or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(p) of this Agreement disclosed in a Phase I report conducted by Peoples pursuant to Section 6.19 shall have been remedied by NB&T Financial or NBTC to the reasonable satisfaction of Peoples.
(g)    Tail Policy. NB&T shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).
(h)    Title Agency Transfer. The transactions contemplated by the Title Agency Transfer shall have been completed in a manner and pursuant to documentation reasonably acceptable to Peoples.
(i)    Delivery of Opinion Letters. Prior to the Effective Date, the trustee of the NB&T Financial ESOP shall receive and deliver to Peoples an opinion from a financial advisor acceptable to Peoples stating to the effect that (a) the sale price for the NB&T Financial Common Shares held in the NB&T Financial ESOP is not less than “adequate consideration” as defined in section 3(18)(B) of ERISA and (b) the transactions contemplated by this Agreement, including the sale of NB&T Financial Common Shares held by the NB&T Financial ESOP, is fair to the participants of the NB&T Financial ESOP from a financial point of view.
(j)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on NB&T Financial.

7.04    Closing. Subject to Article VII of this Agreement, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Columbus, Ohio on the Effective Date.
ARTICLE VIII
Termination

8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    At any time prior to the Effective Time, by the mutual written consent of Peoples and NB&T Financial, if the board of directors of each so determines by vote of a majority of the members of its entire board;

(b)    At any time prior to the Effective Time, by Peoples or NB&T Financial upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect;

(c)    At any time prior to the Effective Time, by Peoples or NB&T Financial upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by March 31, 2015, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c);
(d)    By NB&T Financial or Peoples upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied; or (ii) the NB&T Financial shareholders fail to adopt this Agreement at the NB&T Financial Meeting; or (iii) the Peoples shareholders fail to adopt this Agreement at the Peoples Meeting;
(e)    By Peoples by written notice to NB&T Financial, if at any time prior to the Effective Time, the NB&T Financial Board has (A) effected an Acceptance of Superior Proposal; (B) failed to recommend to the shareholders of NB&T Financial in the Joint Proxy Statement/Prospectus that they adopt this Agreement, (C) changed the NB&T Financial Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (D) failed to comply with its obligations under Section 6.02 or 6.06 hereof;
(f)    By NB&T Financial by written notice to Peoples if NB&T Financial intends to enter into an agreement relating to a Superior Proposal in accordance with Section 6.06; or
(g)    By written notice of NB&T Financial to Peoples if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:
(i)    the Peoples Market Value on the Determination Date is less than the Peoples Market Price multiplied by 0.85; and

(ii)    the number obtained by dividing the Peoples Market Value on the Determination Date by the Peoples Market Price shall be less than the Index Ratio minus 0.15;
Subject, however, to the following three sentences: If NB&T Financial elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Peoples. During the five business day period commencing with Peoples receipt of such notice, Peoples shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Peoples Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Peoples Market Value on the Determination Date. If within such five business day period, Peoples delivers written notice to NB&T Financial that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies NB&T Financial of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:
“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).
“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.
“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means $2,478.75, the closing value of the Index on August 1, 2014.
“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on The NASDAQ Global Select Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.
“Peoples Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of Peoples Common Shares as reported on The NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding such specified date.
8.02    Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) for the agreements contained in Section 8.02, Section 8.03 and Section 9.01, and (ii) that termination will not relieve a breaching party from liability for any willful and material breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.

8.03    Termination Fee. If Peoples terminates this Agreement pursuant to Section 8.01(e) of this Agreement or NB&T Financial terminates this Agreement pursuant to Section 8.01(f) of this Agreement, then NB&T Financial shall pay to Buyer $4.368 million (the “Termination Fee”). The Termination Fee shall be paid to Buyer in same day funds:
(a)    in the case of Section 8.01(f), concurrently with such termination; and
(b)    in the case of Section 8.01(e), within two business days of termination.
In the event that NB&T owes the Termination Fee to Peoples pursuant to this Section 8.03, then the payment of such amount shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages and neither Peoples nor Peoples Bank will have any other rights or claims against NB&T Financial or any of its Subsidiaries, or their respective officers, directors, agents, representatives, advisors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Termination Fee will constitute the sole and exclusive remedy of Peoples and Peoples Bank against NB&T Financial and its Subsidiaries, and their respective officers, directors, agents, representatives, advisors, attorneys and financial advisors.
ARTICLE IX
Miscellaneous

9.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Article III, Sections 6.10, 6.17, 6.20 and 6.21 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.16, 8.02, 8.03 and this Article IX, which shall survive such termination).
9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the NB&T Financial Meeting or the Peoples Meeting, this Agreement may not be amended if it would violate the OGCL.
9.03    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission shall have the same effect as original signatures.

9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.
9.05    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to NB&T Financial, to:	NB&T Financial Group, Inc. 48 North South Street Wilmington, Ohio 45177 Attention: John J. Limbert, President and CEO
With a copy to:	Vorys, Sater, Seymour and Pease LLP 301 East Fourth Street, Suite 3500 Cincinnati, Ohio 45202 Attention: Cynthia A. Shafer, Esq.
If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO
With a copy to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, Corporate Counsel

9.07    Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except as set forth in Section 6.18.
9.08    Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
9.10    Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NB&T FINANCIAL Group, INC.

By     /s/ John J. Limbert
John J. Limbert, President and CEO

PEOPLES BANCORP INC.

By     /s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President & CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of ________, 2014, by and among Peoples Bancorp Inc., a financial holding company incorporated under Ohio law (“Peoples”), and each of the undersigned shareholders of NB&T Financial Group, Inc., a financial holding company incorporated under Ohio law (“NB&T Financial”) (collectively, the “Shareholders”).

WHEREAS, the Shareholders collectively own [_________] shares of common stock, no par value, of NB&T Financial (such common shares, together with all shares of NB&T Financial which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, Peoples and NB&T Financial propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that NB&T Financial will merge with and into Peoples pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and

WHEREAS, Peoples and NB&T Financial have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
Voting of Shares

1.1    Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of NB&T Financial, however called, and in any action by consent of the shareholders of NB&T Financial, they shall vote their Shares (except Shares held in a fiduciary capacity): (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between NB&T Financial or any of its Subsidiaries and any person or entity other than Peoples or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NB&T Financial under the Merger Agreement or that would result in any of the conditions to the obligations of NB&T Financial under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of NB&T Financial with respect to any matter.

ARTICLE 2
Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to Peoples as follows:

2.1    Authority Relative to this Agreement. He/She/It has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2    No Conflict.

(a)    The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by him/her/it will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him/her/it or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him/her/it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which he/she/it is a party or by which he/she/it or any Shares of him/her/it are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b)    The execution and delivery of this Agreement by him/her/it does not, and the performance of this Agreement by him/her/it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3    Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3
Additional Covenants

3.1    Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of Peoples, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder (except Shares held in a fiduciary capacity) or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4
Miscellaneous

4.1    Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.

4.2    Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Peoples shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

4.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

4.4    Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

4.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

4.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

4.8    Assignment. This Agreement shall not be assigned by operation of law or otherwise.

4.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.10    Transfers, Successors and Assigns.

(a)    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)    Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature pages of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.11    Spousal Consent. If any Shareholder who is a natural person is married on the date of this Agreement, such Shareholder shall request the Shareholder’s spouse to execute and deliver to NB&T Financial a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), within 5 days of the date of this Agreement. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s shares of capital stock that do not otherwise exist by operation of law or the agreement of the parties.

VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS [Name] [Name] [Name] [Name] [Name] [Name] [Name]	PEOPLES BANCORP INC. By: _______________________________ Charles W. Sulerzyski, President & CEO

ANNEX I

Shareholder	Address and E-mail	Number of Shares

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of __________, 2014 (the “Agreement”) by and among Peoples Bancorp Inc., and certain NB&T Financial Group, Inc. shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:
1.1    Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of NB&T Financial Group, Inc. (the “Shares”), subject to the terms and conditions of the Agreement.
1.2    Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder.”
1.3    Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
EXECUTED AND DATED this ___ day of __________, 20___.
Transferee

By: _______________________________
Name:    _______________________________
Title:    _______________________________

Address: _____________________________                 _____________________________

Fax:    _______________________________

EXHIBIT B

CONSENT OF SPOUSE
I, ____________________, spouse of ______________, acknowledge that I have read the Voting Agreement, dated as of ___________, 2014, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of NB&T Financial Group, Inc. which my spouse may own, including any interest I might have therein.
I hereby agree that my interest, if any, in any shares of capital stock of NB&T Financial Group, Inc. subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the NB&T Financial Group, Inc. shall be similarly bound by the Agreement.
I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance of counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:    ________________________

_______________________________
Signature

_______________________________
Print Name

B-1